Exhibit 99.1

(1)         This Statement on Form 4 reflects the forfeiture on May 15, 2015 of all of the cash-settled restricted stock units issued by Noranda Aluminum Holdings Corporation (the “Issuer”) to Apollo Alternative Assets, L.P. (“Alternative Assets”) in lieu of restricted stock units that would otherwise have been granted under the Issuer’s director compensation program to directors that were affiliated with Alternative Assets or its affiliates (the “Apollo Individuals”), which occurred upon the resignation of all of the Apollo Individuals from the Issuer’s board of directors on that date.  The cash-settled restricted stock units that were forfeited also include an aggregate of 57.75 cash-settled restricted stock units that were granted to Alternative Assets in lieu of recurring cash dividends on September 17, 2014, December 8, 2014 and March 25, 2015 with respect to cash-settled restricted stock units held by Alternative Assets.  The cash-settled restricted stock units were held by Alternative Assets for its own benefit.

Apollo International Management, L.P. (“Intl Management”) is the managing general partner of Alternative Assets, and Apollo International Management GP, LLC (“International GP”) is the general partner of Intl Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of International GP.  Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.  Leon Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers, of Management Holdings GP.  Each of Intl Management, International GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of any of the restricted stock units granted to Alternative Assets, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address for Alternative Assets is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The address for Intl Management, International GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 W. 57th Street, 43rd Floor, New York, New York 10019.